UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2014

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2014, Ecosphere Technologies, Inc. (the “Company”) amended its Amended and Restated 2006 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the plan by 3,000,000 shares.

In addition, on November 26, 2014, the Board of Directors approved, and on December 1, 2014, the Company entered into, employment renewal agreements with two of the Company’s executive officers: Michael R. Donn, Sr., who has worked for the Company for 14 years and serves as the Company’s Chief Operating Officer and as a director, and Jacqueline McGuire, who has worked for the Company for 16 years and serves as the Company’s Senior Vice President of Administration and Corporate Secretary. Each agreement is for a term of two years, beginning December 1, 2014. The agreement with Mr. Donn provides for: (i) an annual salary of $192,500, (ii) 2,591,438 five-year stock options exercisable at $0.17 per share, with 25% vesting immediately and the remainder vesting semi-annually in four approximately equal increments over a two-year period, subject to continued employment on each applicable vesting date, and (iii) a discretionary performance-based annual bonus with terms to be set by the Company’s Compensation Committee. The agreement with Ms. McGuire provides for: (i) an annual salary of $123,500, (ii) 1,867,746 five-year stock options exercisable at $0.17 per share, with 25% vesting immediately and the remainder vesting semi-annually in four approximately equal increments over a two-year period, subject to continued employment on each applicable vesting date, and (iii) a discretionary performance-based annual bonus with terms to be set by the Company’s Compensation Committee. In connection with their employment agreements, Mr. Donn and Ms. McGuire also entered into confidentiality and non-compete agreements with the Company.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Michael R. Donn Sr. Employment Renewal Term Sheet

10.2	Jacqueline McGuire Employment Renewal Term Sheet

10.3	Third Amendment to the Amended and Restated 2006 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ Dennis McGuire
Dennis McGuire Chief Executive Officer

Date:  December 3, 2014